EXHIBIT 99.7
                             AMENDMENT NO. 1 TO
                            MODIFICATION AGREEMENT


            AMENDMENT NO. 1 TO MODIFICATION AGREEMENT dated as of April 29, 1997 (this "Amendment") among CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), the subsidiaries of CAI listed on the signature pages hereto (collectively with CAI, the "Company"), BANX PARTNERSHIP, a Delaware general partnership ("BANX"), MMDS HOLDINGS, INC., a Delaware corporation ("MMDS Holdings"), MMDS HOLDINGS II, INC., a Delaware corporation ("MMDS Holdings II"), NYNEX MMDS COMPANY, a Delaware corporation ("NYNEX MMDS"), and NYNEX MMDS HOLDING COMPANY, a Delaware corporation ("NYNEX MMDS Holding"; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Modification Agreement).

                                   RECITALS

            1. The Company and BANX, MMDS Holdings, MMDS Holdings II, NYNEX MMDS and NYNEX MMDS Holding are parties to the Modification Agreement dated as of December 12, 1996, pursuant to which the parties modified their contractual arrangements under the Securities Purchase Agreement and the BR Agreement and with respect to the Purchased Securities.

            2. The Company and BANX, MMDS Holdings, MMDS Holdings II, NYNEX MMDS and NYNEX MMDS Holding desire to further modify their contractual arrangements under the Securities Purchase Agreement and the BR Agreement and with respect to the Purchased Securities, as set forth herein.

            Accordingly, the parties hereby agree as follows:

            Section 1. LAPSE AND SUSPENSION OF BUSINESS RELATIONSHIP
                        AGREEMENT.

            (a)   Effective upon the execution and delivery of this Amendment:

                  (i) the right of NYNEX MMDS and MMDS Holdings to exercise options, and the obligations of the Company to perform by the specified dates, under the BR Agreement among the Company and NYNEX MMDS and MMDS Holdings shall lapse and terminate with no further force or effect, and each of the parties thereto shall be relieved from their obligations thereunder with the same effect and as if the parties to the BR Agreement had never entered into such agreement with respect to, solely, the Boston, Pittsburgh, Albany, Syracuse and Buffalo Service Areas (the "Lapsed Service Areas"). The lapse and termination of the BR Agreement with respect to the Lapsed Service Areas pursuant hereto supersedes the suspension of the BR Agreement contemplated by Section 3 of the Modification Agreement; and

                  (ii) the right of NYNEX MMDS and MMDS Holdings to exercise options, and the obligations of the Company to perform by the specified dates, under the BR Agreement among the Company and NYNEX MMDS and MMDS Holdings shall be suspended and the running of all other time periods thereunder shall be tolled with respect to all remaining Service Areas contemplated by the BR Agreement (the "Suspended Service Areas"). If CAI shall fail to consummate a purchase transaction pursuant to Section 1 of the Modification Agreement, as amended, the BR Agreement and the rights and obligations of the parties, solely with respect to the Suspended Service Areas, shall be reinstated automatically and without further action of the parties on March 1, 1998, and all time periods for performance or the exercise of any rights or obligations thereunder, including the right to exercise the options by NYNEX MMDS and MMDS Holdings thereunder shall be extended by a period equal to the period of suspension of the BR Agreement pursuant hereto; provided, that, following the end of the suspension period, the parties agree to negotiate in good faith to amend the BR Agreement; provided, further, however, that the parties are under no obligation to agree to any amendments, modifications or waivers of the BR Agreement other than with respect to the elimination of the existing "Fulfillment Dates" (as defined in the BR Agreement). The suspension of the BR Agreement, and any reinstatement thereof, shall not effect a waiver of any rights, obligations or claims of the parties thereto for any period prior to such suspension or after such reinstatement and this Amendment shall not constitute a consent to any modification of such rights, obligations or claims, except as expressly provided hereunder.

            (b) In the event that CAI consummates a purchase transaction pursuant to Section 1 of the Modification Agreement, as amended, the BR Agreement shall lapse and terminate with no further force or effect, and each of the parties thereto shall be relieved from their obligations thereunder with the same effect and as if the parties to the BR Agreement had never entered into such agreement with respect to the Suspended Service Areas upon consummation of such purchase of the Purchased Securities.

            (c) This Section 1 shall supersede Section 3 of the Modification Agreement in all respects; provided, however, that for purposes of determining the period of suspension of the BR Agreement for purposes of Section 1(a)(ii) above, such period of suspension shall be deemed to have commenced on December 12, 1996.


            Section 2. SUSPENSION OF COVENANTS; LIMITATION ON ADDITIONAL
                        INDEBTEDNESS.

            (a) Effective upon the execution and delivery of this Amendment, the covenants contained in Sections 6.2(b) and 6.4(b), (c), (d) and (f) of the Securities Purchase Agreement, and in Sections 8.5, 8.9, 8.10, 8.19 through 8.22, inclusive, 8.25, 8.27, 8.28, 8.29 and 8.31 of the terms of CAI's Senior Preferred Stock, together with the corresponding covenants contained in the Term Notes and the Warrants, shall be suspended, until the earlier to occur of
(A) the consummation of the purchase of the Purchased Securities by CAI or its designee pursuant to Section 1 of the Modification Agreement, as amended by this Amendment, in which case, the Warrants shall lapse and be canceled with no further force or effect upon such purchase, the Term Notes will be canceled by the holders thereof and returned to CAI, and the certificates representing the Senior Preferred Stock issued to the holders thereof will be surrendered to CAI for cancellation, or (B) the Option Expiration Date (as defined below) without CAI or its designee having consummated the purchase of the Purchased Securities pursuant to Section 1 of the Modification Agreement, as amended, in which case, the covenants suspended pursuant hereto shall be reinstated automatically with no further action of the parties. Actions taken by CAI during the suspension period which would otherwise have required consent under the suspended covenants shall not be deemed to be a breach of such covenants following the termination of such suspension; but only to the extent of actions completed or transactions consummated as of the end of the suspension period; provided, however, that CAI may continue to take actions, ministerial or administrative in nature, required of CAI subsequent to the suspension period in furtherance of the actions taken by CAI during the suspension period, which actions shall not be deemed to be a breach of such covenants following the termination of the suspension period.

                        (b) In addition to the suspension of the covenants contained in subsection (a)(iii) above, (i) Section 6.2(a) of the Securities Purchase Agreement shall be amended to eliminate, during the suspension period contemplated hereby, the obligation of CAI to provide monthly unaudited statements of income for each of its Subsidiaries, and (ii) Section 6.5 of the Securities Purchase Agreement shall be amended during the suspension period contemplated hereby to read follows:

                        6.5. Inspection. From and after the date on which a Notice of Default pursuant to Section 6.2(d) hereof shall have been given by the Company to the Purchaser, the Loan Parties shall permit representatives of the Purchaser to visit and inspect any of their or their respective Subsidiaries' offices or properties, to examine all of their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Loan Party authorizes said accountants to discuss the affairs, finances and accounts of the Loan Parties and their respective Subsidiaries), all at such times and as often as may be requested until the default identified in the Notice of Default shall have been cured.

            (c) In addition to the suspension of the covenants contained in subsection (a)(iii) above, the following covenants contained in the terms of the Senior Preferred Stock and the corresponding covenants contained in the Term Notes and the Warrants shall be amended during the suspension period contemplated hereby to read as set forth herein (section references are to the terms of the Senior Preferred Stock, however, all corresponding covenants contained in the Term Notes and the Warrants shall be similarly amended):

                  (i)   7.4   PARITY OR SENIOR SHARES.  The Company shall not
            authorize, create, designate, issue or sell, or obligate itself to authorize, create, designate, issue or sell, any separate class or series of Preferred Stock or other equity securities of the Company, whether now or hereafter authorized or any instrument convertible into or exchangeable for such securities or security, with rights, preferences and privileges in any respect on a parity with or senior to the Senior Preferred Shares; increase the total number of authorized Senior Preferred Shares; or issue Senior Preferred Shares in excess of the total number of Senior Preferred Shares issued and sold by the Company on the Original Issue Date or upon the conversion of the Notes issued under the Purchase Agreement or authorize, create, designate, issue or sell any instrument or security convertible into or exchangeable for Senior Preferred Shares or reclassify any shares of any debt or equity securities into Senior Preferred Shares; provided, however, the Company may authorize, create, issue or sell any separate class or series of Preferred Stock or other equity securities of the Company that do not contain the rights, preferences and privileges described above, but that have voting rights on a parity with, but not senior to, the Common Shares.

                  (ii)  8.1   MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS.
            Solely to the extent necessary to preserve the Spectrum (as defined in the Business Relationship Agreement) in the Suspended Service Areas (as defined in Amendment No. 1 to the Modification Agreement) (the "Suspended Service Area Spectrum"), the Company shall, and shall cause each of its Subsidiaries to, (a) preserve and keep in full force and effect such entity's corporate or partnership existence, as the case may be, and rights and franchises material to such entity's business and (b) comply with the provisions of all franchises, permits, licenses or other similar authorizations relating to such entity's business, including, without limitation, the FCC Licenses, Channel Leases and any obligations or agreements with respect to signal interference, certifications and permits, and all other material agreements, licenses and sublicenses, leases and subleases to which it is a party, and will suffer no loss or forfeiture thereof or thereunder except for losses or forfeitures which in the aggregate would not have a Material Adverse Effect on the Suspended Service Area Spectrum.

                  (ii) 8.2. MAINTENANCE OF BUSINESS RELATIONSHIPS. Solely to the extent necessary to preserve the Suspended Service Area Spectrum, the Company shall, and shall cause each of its Subsidiaries to, maintain and preserve its relationships with lessors (including, without limitation, MMDS, MDS, POFS, and ITFS lessors and lessors of head-end and antenna sites) and licensors and others having business relationships with it.

                  (iii) 8.3 MAINTENANCE OF PROPERTIES. Solely to the extent necessary to preserve the Suspended Service Area Spectrum, the Company shall, and shall cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties (including without limitation, intellectual property and properties acquired in accordance with the terms of the Loan Documents) in good repair, working order and condition (other than ordinary wear and tear), and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not have a Material Adverse Effect on the Suspended Service Area Spectrum.

                  (iii) 8.4. MAINTENANCE OF LICENSES AND OTHER MATERIAL AGREEMENTS. Solely to the extent necessary to preserve the Suspended Service Area Spectrum, the Company shall, and shall cause each of the Subsidiaries to, use its best efforts to keep in full force and effect all of the FCC Licenses, Channel Leases, any obligations or agreement with respect to signal interference, certification and permits, and all other material agreements, licenses and sublicenses, leases and subleases to which it or any of the Subsidiaries is a party or to which it or any of its Subsidiaries shall become a party hereafter, except for losses thereof which individually or in the aggregate would not have a Material Adverse Effect on the Suspended Service Area Spectrum.

                  (iv)  8.8   COMPLIANCE WITH BUSINESS RELATIONSHIP AGREEMENT.
            Solely to the extent necessary to preserve the Suspended Service Area Spectrum, the Company shall, and shall cause each of the Subsidiaries to, comply with the Business Relationship Agreement.

                  (v) 8.14 OTHER AFFIRMATIVE COVENANTS. The Company shall cause each of its Subsidiaries to comply with this SECTION 8.

                  (vi) Section 8.16 (INDEBTEDNESS) shall be amended by deleting the first word of such section and substituting the following in lieu thereof:

            "Except for the Additional Indebtedness (as defined in Section 2(d) of Amendment No. 1 to the Modification Agreement), the incurrence of which shall preclude CAI's reliance on subsections (g) and (h) below, but shall not be deemed to be a breach of such subsection, and which indebtedness shall be deemed to be Indebtedness under
            Section 8.16, the"

                  (vii) Section 8.17 (LIENS) shall be amended by deleting the first word of such section and substituting the following in lieu thereof:

            "Except to the extent necessary to obtain the Additional Financing, the"

                  (viii) 8.18 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES. If required to preserve the Suspended Service Area Spectrum, the Company shall not, nor shall it permit any of the Subsidiaries to, enter into a Capital Reorganization, alter its corporate, capital or legal structure or to enter into any merger, or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (other than in the ordinary course of business), or acquire by purchase, lease or otherwise, in one transaction or a series of transactions, all or any part of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time following the reinstatement of the Business Relationship Agreement.

                  (ix) 8.23 CONTINGENT OBLIGATIONS. The Company shall not, nor shall it permit any of the Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except:

                        (a) Contingent Obligations of the Company and the Subsidiaries incurred pursuant to the Loan Documents;

                        (b) Contingent Obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

                        (c) Contingent Obligations in respect of operating leases;

                        (d) intercompany Contingent Obligations with respect to the Company or any other wholly-owned Subsidiary;

                        (e) Contingent Obligations which the Company elects to treat as Additional Indebtedness and which could then be incurred as Additional Indebtedness under SECTION 8.16 hereof;

                        (f) Contingent Obligations of the Company in respect of assisting the Subsidiaries in providing goods and services in the ordinary course of their respective businesses.

                  For purposes of this SECTION 8.23, the term "Contingent
            Obligations" shall mean any direct or indirect liability, contingent or otherwise (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligations will be protected (in whole or in part) against loss in respect thereof and
            (ii) with respect to any letter of credit. Contingent Obligations shall include with respect to the Company or any of the Subsidiaries, without limitation, (A) the direct or indirect guaranty, endorsement (otherwise than for the collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by the Company or any of the Subsidiaries, (B) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (C) any liability of the Company or any of the Subsidiaries for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), and (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another (except as expressly provided in herein), if in the case of any agreement described under subclause
            (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.

                  (x) 8.24 CONDUCT OF BUSINESS. Except as expressly provided in the Loan Documents, the Company shall not, nor shall it permit any of the Subsidiaries to, engage in any line of business except those described in the Company's Transition Report on Form 10-K for the period ended March 31, 1994 and the activities described in Note 2 to the Company's financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 which, in the sole judgment of the Purchaser Group, do not violate the MFJ; provided, however, that prior to the time that the BR Percentage first exceeds 30%, the Company and its Subsidiaries may engage in other business activities related to the use of the MMDS Spectrum if (i) they are in compliance with all of their obligations hereunder, under the other Loan Documents and the documents related to the Anticipated Financing, and (ii) such activities will not have a Material Adverse Effect on the ability of the Company and the Subsidiaries to perform their obligations under the Business Relationship Agreement solely to the extent necessary to preserve the Suspended Service Area Spectrum.

            (d) The Company and its Subsidiaries shall be permitted to incur indebtedness, contingent or otherwise (the "Additional Indebtedness"), in addition to any and all Indebtedness currently issued and outstanding on the Stage II Closing Date by the Company and its Subsidiaries, in an aggregate principal amount not to exceed $50,000,000. During the period of suspension contemplated hereby, the Company and its Subsidiaries shall not be permitted to incur any Indebtedness in excess of the Additional Indebtedness.

            (e) This Section 2 shall be in addition to Section 5 of the Modification Agreement, which provides CAI with a limited modification of certain covenants contained in the Purchased Securities during the period from December 12, 1996 and ending on the date hereof. Any actions permitted to be taken by CAI pursuant to Section 5 of the Modification Agreement during such period shall not be deemed to be a breach of any of the covenants contemplated by Section 5 of the Modification Agreement. Actions taken by CAI during the suspension period contemplated hereunder which would otherwise have required consent under the suspended covenants shall not be deemed to be a breach of such covenants following the termination of such suspension; but only to the extent of actions completed or transactions consummated as of the end of the suspension period, provided, however, that CAI may continue to take actions, ministerial or administrative in nature, required of CAI subsequent to the suspension period hereunder in furtherance of the actions taken by CAI during the suspension period hereunder, which actions shall not be deemed to be a breach of such covenants following the termination of the suspension period.

            Section 3. OPTION TO PURCHASE SECURITIES. Section 1 of the Modification Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:



                  Section 1. OPTION TO PURCHASE SECURITIES.

                  (a) BANX and its partners, NYNEX MMDS Holding and MMDS Holdings II, hereby grant to CAI or its designee the right and option to purchase, at any time through February 28, 1998 (the "Option Expiration Date"), all (but not less than all) of the Purchased Securities, including all accrued and unpaid dividends thereon, for an aggregate purchase price equal to the Purchase Price specified below. The option shall be exercised by written notice (the "Option Exercise Notice") to BANX, NYNEX MMDS and MMDS Holdings II in accordance with the Securities Purchase Agreement, which notice shall identify any designee. If the Option Exercise Notice from CAI includes a request to keep the identity of the designee (if any) confidential, the sellers will not publicly disclose the designee's identity, until such time as the identity of the designee as the purchaser of the Purchased Securities is otherwise made public, except as may otherwise be required by any applicable law, rule, regulation, court order or requirement of a government entity, including without limitation, the rules or regulations of any securities exchange. Upon such exercise, the purchase and sale of the Purchased Securities shall occur at the offices of NYNEX MMDS Holding in New York City (the "Closing") on the date, not later than February 28, 1998, as shall be specified by CAI in the Option Exercise Notice, at which closing BANX, NYNEX MMDS Holding and MMDS Holdings II shall deliver the certificates or other instruments representing the Purchased Securities to CAI or its designee (without representation or warranty except as to title) against payment of the Purchase Price as provided below, and CAI shall deliver such legal opinions, opinions of financial advisors and officers' certificates as may reasonably be requested by the sellers or as may be customary for transactions of such nature, provided that if CAI or its designee is unable to close within such period solely due to the document deliveries required pursuant to this sentence, then at the election of CAI in writing to sellers not less than 2 business days prior to the expiration of such period, the cash portion of the Purchase Price may be deposited in an interest bearing account and the Junior Preferred Stock (as defined below) shall be delivered to Day, Berry & Howard, to be held in escrow, for a period of up to thirty (30) days in order to permit the purchaser to satisfy such delivery requirements and the Closing shall be deemed timely if consummated within such 30-day period provided the sellers shall be paid all interest accrued on such funds during such period in addition to the Purchase Price. The parties will use reasonable efforts to agree upon the form of such documents within forty five (45) days after the execution of this Agreement; provided, however, that the failure of the parties to so agree shall not relieve any party of its obligation to deliver the required documents in a form reasonably satisfactory to the receiving parties.

                  (b) PURCHASE PRICE. (i) The Purchase Price for the Purchased Securities shall consist of (A) $40 million payable in immediately available funds at the Closing, and (B) 100,000 shares of the Company's Junior Convertible Preferred Stock (the "Junior Preferred Stock"). The Junior Preferred Stock will be non-voting equity of CAI, having no covenants or governance rights, other than as required by the Connecticut Business Corporation Act. The Junior Preferred Stock will be fully participating with, and have no dividend preference over, the CAI common stock. It will have a liquidation preference equal to $30 million, in the aggregate.
            Each share of Junior Preferred Stock will be convertible into 25 shares of CAI common stock (i) at any time from and after the transfer of the Junior Preferred Stock by BANX to a third party unrelated to BANX or any of its affiliates, or (ii) at any time by BANX or its affiliated holders from and after the third anniversary of the issuance of the Junior Preferred but only in connection with an underwritten sale of the CAI common stock into which the Junior Preferred Stock is convertible, for which CAI will grant one demand registration right. At no time shall BANX or any of its affiliates be permitted to hold the shares of CAI common stock into which the Junior Preferred Stock is convertible; provided, however, BANX may hold the CAI common stock contemplated by subsection (ii)(B) below. The foregoing summary of the terms of the Junior Preferred Stock is qualified in its entirety by the terms of the Junior Preferred Stock set forth on Exhibit 3(b)(i) attached hereto.

                  (ii) CAI further agrees that, so long as BANX is the holder of the Junior Preferred Stock, to the extent the market value of the CAI common stock into which the Junior Preferred Stock is convertible on the Conversion Date (as defined in the terms of the Junior Preferred Stock) is less than $14.00 per share (calculated as the 20-day trading average immediately prior to the Conversion
            Date), it shall issue to BANX, on the Conversion Date and at CAI's sole discretion, either (A) a 10-year subordinated promissory note (the "Subordinated Note"), substantially in the form of Exhibit 3(b)(ii) attached hereto, in a principal amount equal to the difference between $35 million and the then market value of the CAI common stock into which the Junior Preferred Stock is convertible (calculated as set forth above)(such difference, the "Additional Consideration"); provided, however, that such principal amount shall not exceed $15 million, or (B) that number of shares of CAI common stock having a then aggregate market value (calculated as set forth above) equal to the Additional Consideration; provided, however, that such number of shares shall not exceed 1 million.
            The 10-year Subordinated Note shall bear simple interest at the rate of 8 percent per annum, which interest shall be payable in kind for the first five years after issuance of the Subordinated Note, and payable in cash for years six through ten. The entire principal and any unpaid interest is payable in full at the end of year ten. Default under the Subordinated Note would limited to payment defaults, with no cross-default provisions relating to any other existing or future CAI indebtedness. The foregoing summary of the terms of the Subordinated Note is qualified in its entirety by Exhibit 3(b)(ii). The parties hereto agree that the provisions of this Section 3(b)(ii) are solely for the benefit of BANX, may not be assigned or transferred to any other party, and lapse upon the transfer of the Junior Preferred Stock by BANX to a third party unrelated to BANX.

      Notwithstanding anything to the contrary herein, (i) in the event CAI shall fail to consummate the purchase of the Purchased Securities in accordance with the terms of this Agreement and without limitation to any other remedies of BANX, NYNEX MMDS or MMDS Holdings occasioned by such failure, the option to purchase pursuant to this Section 1 shall terminate automatically and without further action of the parties, and
      (ii) in the event that an Option Exercise Notice is not delivered on or before November 21, 1997, BANX, NYNEX MMDS Holding and MMDS Holdings II shall have the right to sell the Purchased Securities free and clear of the option granted hereby and the rights of the Company pursuant hereto upon twenty (20) days' prior notice to CAI, provided that CAI or its designee does not exercise the option in accordance herewith within a period of ten (10) days following the date of such notice to CAI. During the option period, CAI shall make commercially reasonable efforts to secure the funds required to exercise the option or to otherwise find a purchaser for the Purchased Securities. If CAI engages in discussions or negotiations with entities which have an interest in investing in the Company, it shall offer such entities the option of acquiring the Purchased Securities. CAI agrees that it shall take no action, (other than actions in the ordinary course of its business) the effect of which could reasonably expected to make the acquisition of the Purchased Securities less attractive to a prospective purchaser. If CAI obtains funds sufficient to acquire the Purchased Securities, it shall use commercially reasonable efforts to obtain any consents or other authorizations required to permit it to exercise the option hereunder.

            Section 4. AMENDED COVENANTS. The parties hereto acknowledge that any reference in the Senior Preferred Stock, Warrants or Term Notes to any of the covenants contained therein shall refer to such covenants, as amended hereby, during the suspension period.

            Section 5. Any Common Shares or any stock or securities convertible into or exchangeable for Common Shares or any other securities having voting rights equal to the voting rights associated with the Common Shares or any instrument convertible into or exchangeable for such securities or security issued during the suspension period that CAI would otherwise be prohibited from issuing pursuant to the terms of Section 8.20 of the Senior Preferred Stock (and the corresponding covenant in each of the Warrants and Term Notes) shall be deemed to have been outstanding immediately after consummation of the Stage II Closing for purposes of the definitions of Fully-Diluted Common Shares and Initial Target Share Number, and shall be included in any adjustment to Tier Conversion Prices (and Tier Prices, in the case of the Warrants). The suspension of Section 8.20 shall in no way be deemed to be a suspension of the conversion and anti-dilution provisions of the CAI Securities, and such provisions shall apply to any issuance of equity securities having voting rights equal to the voting rights of the Common Shares or rights to acquire such equity securities or any instrument convertible into or exchangeable for such securities or security by CAI during the period of suspension contemplated hereby. The parties hereto agree that upon the exercise in full of all CAI Securities held by BANX immediately after the consummation of the Stage II Closing entitled, and continues to entitle BANX to acquire not less than 45% of the common equity of CAI, on a fully-diluted basis, without the payment of additional consideration, other than the exercise prices under the Warrants.

            Section 6. CS CONSENT RIGHTS; CONVEYANCE OF STOCK. Section 4 of the Modification Agreement is hereby amended by deleting subsection (b) thereof in its entirety (which subsection (b) the parties agree begins with the second full paragraph of Section 4) and inserting the following in lieu thereof:

                  "(b)  During the option period, BANX and its affiliates party hereto hereby grant to CAI an irrevocable proxy for the purposes of voting their respective shares of CS Wireless Systems, Inc. ("CS Wireless") common stock.

                  CAI will inform BANX if it proposes to exercise the proxy
            granted hereunder. In the event that CAI does exercise the proxy granted hereunder, CAI shall defend, indemnify and hold harmless each Indemnitee (as hereinafter defined) from and against any and all Claims (as hereinafter defined) arising out of, in connection with or as a result of exercise of the proxy."

The remaining provisions of Section 4 shall remain in full force and effect.

            Section 7. MUTUAL RELEASES. Upon the execution and delivery of this Amendment, the parties hereto shall execute and deliver the Release, substantially in the form of Exhibit 7 attached hereto.

            Section 8. REMOVAL OF EQUIPMENT. Section 6 of the Modification Agreement is hereby deleted in its entirety.

            Section 9. FURTHER ASSURANCES. The parties hereto agree to take all actions necessary or advisable, in the opinion of the party taking such action, to effect the terms of the provisions hereof.

            Section 10. NO WAIVER. Failure by either party to insist on strict performance or observance of any provision of this Amendment or to exercise any right or remedy shall not be construed as a waiver of any right or remedy with respect to any existing or subsequent breach or default. This Amendment shall not constitute a waiver, compromise or relinquishment of any claims relating to the BR Agreement or the documentation governing the Purchased Securities.

            Section 11. REPRESENTATIONS AND WARRANTIES. Each party hereto represents and warrants to the other party that (a) such party has all requisite legal power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (b) the execution, delivery and performance hereof has been duly authorized by all requisite corporate action on the part of such party, and (c) this Amendment (i) has been duly executed and delivered by such party and (ii) subject to the due execution and delivery of this Amendment by the other party hereto, this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or other laws affecting creditors' rights generally and subject further to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 12. EFFECT ON AGREEMENTS. The provisions of this Amendment shall be narrowly construed in accordance with the express provisions hereof and except as expressly amended or modified herein, the Modification Agreement shall remain in full force and effect in accordance with its respective terms.

            Section 13. MISCELLANEOUS.

            (a) ENTIRE AGREEMENT. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all previous agreements, representations and understandings between the parties hereto with respect to such matters whether oral or in writing.

            (b) GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the law of the State of New York.

            (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Amendment shall not affect the validly or enforceability of any other provisions of this Amendment, each of which shall remain in full force and effect.

            (d) NO THIRD PARTY BENEFICIARIES. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Amendment, including, without limitation, the Additional Consideration set forth in
Section 3(b)(ii) hereof, shall create or be deemed to create any third party beneficiary rights in any person not party to this Amendment, except for certain conversion rights contained in the terms of the Junior Preferred Stock which shall vest solely in an unrelated third party.

            (e) AMENDMENTS. This Amendment may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Amendment signed by each of the parties hereto.

            (f) COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 14. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

            (a)   DEFINITIONS.  For purposes of this Section 14:

                  (i) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

                  (ii) The term "Registrable Securities" means (1) the Common Shares issuable or issued upon conversion of the Junior Preferred Stock, and (2) any Common Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Junior Preferred Stock or Common Shares, excluding, however, the Common Shares issuable to BANX or its affiliates during the first three years following the original date of issuance of the Junior Preferred Stock to BANX and its affiliates;

                  (iii) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of Common Shares outstanding which are, and the number of Common Shares issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                  (iv) The term "Holder" means BANX or any of its affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as
            amended) then holding the Registrable Securities, or any transferee of BANX then holding the Registrable Securities; and

                  (v) The term "Form S-3" means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (b)   REQUEST FOR REGISTRATION.

                  (i) If the Company shall receive at any time on or after the third anniversary of the original issuance of the Junior Preferred Stock, a written request from the Holder that the Company file a registration statement under the 1933 Act covering the registration of the Registrable Securities, then the Company shall, subject to the limitations of subsection 14(b)(ii), effect as soon as practicable, and in any event within 120 days of the receipt of such request, the registration under the 1933 Act of the Registrable Securities.

                  (ii) The Holder shall be permitted to initiate the registration request hereunder only if it distributes the Registrable Securities covered by the request by means of an underwritten offering. The Holder shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Holder, which underwriting agreement shall relate to all of the Registrable Securities then held by the Holder; PROVIDED, HOWEVER, if the underwriter advises the Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Holder shall so advise the Company of the underwriter's advice and the number of shares of Registrable Securities covered by the request (and therefore, the number of shares of Junior Preferred Stock then convertible by the Holder in accordance with the terms of such Junior Preferred Stock) shall be reduced to that number of shares that the underwriter has determined can be underwritten. The Holder acknowledges that such reduction will also reduce the number of shares of Junior Preferred Stock that the Holder can convert into Registrable Shares at the time such conversion is requested.

                  (iii) The Company is obligated to effect only one such registration pursuant to this Section 14(b); provided, however, that, in the event the underwriter has made a determination that marketing factors require a limitation of the number of shares to be underwritten in accordance with the provisions of subsection
            (ii) above, then the Holder shall be permitted to request registration of the remaining Registrable Securities, subject to the provisions of this Section 14.

                  (iv) Notwithstanding the foregoing, if the Company shall furnish to the Holder, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 60 days after receipt of the request of the Holder; PROVIDED, HOWEVER, that the Company may not utilize this right more than once in any twelve month period.

            (c) OBLIGATIONS OF THE COMPANY. When required under this Section 14 to effect the registration of Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

                  (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

                  (iii) Furnish to the underwriters such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Holder.

                  (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED that the Company shall not be required to qualify to do business or to file a general consent to service or process in any such states of jurisdictions.

                  (v) Enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (vi) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company reserves the right to suspend the use of the registration statement during any period in which the Company determines that the prospectus contained therein is not true and correct in all material respects or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (d) FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 14 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. Each holder shall enter into such agreements with the Company with respect to the registration of the Registrable Securities containing such reps and warranties and covenants as is customary in connection with the registration of securities under the 1933 Act.

            (e) EXPENSES OF DEMAND REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with the registration, filing and qualifications pursuant to Section 14, including, without limitation, all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the Holder shall be borne by the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this
Section 14 if the registration request is subsequently withdrawn at the request of the Holder; PROVIDED, further, HOWEVER, that if at the time of such withdrawal, the Holder has learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holder at the time of its request, then the Holder shall not be required to pay any of such expenses.

            (f) INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 14:

                  (i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and each person, if any, who controls such Holder within the meaning of the 1933 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such is not corrected in the final prospectus); PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 14(f)(i) shall not apply to any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or controlling person; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 14(f)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld;

                  (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 14(f)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, however, that the indemnity agreement contained in this subsection 14(f)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED, that, in no event shall any indemnity under this subsection 14(f)(ii) exceed the gross proceeds from the offering received by such Holder.

                  (iii) Promptly after receipt by an indemnified party under this Section 14(f) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 14(f), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would involve actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 14(f), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 14(f).

                  (iv)  The obligations of the Company and Holder under this
            Section 14(f) shall survive the completion of any offering of Registrable Securities in a registration statement under this
            Section 14.

            (g) ASSIGNMENT OF DEMAND REGISTRATION RIGHT. The provisions of this Section 14 may be assigned by the Holder, but only in connection with a transfer by the Holder of all of the Junior Preferred Stock originally issued to BANX or its affiliates by the Company (or all of the Common Shares issued upon conversion of all of the Junior Preferred Stock originally issued to BANX or its affiliates).


                IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives on the day and year first above written.

                              CAI WIRELESS SYSTEMS, INC.

                              By:   /S/
                                 Name: Jared E. Abbruzzese
                                 Title:   Chairman and CEO

                              ROCHESTER CHOICE TELEVISION, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title:   President

                              HAMPTON ROADS WIRELESS, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              EASTERN NEW ENGLAND TV, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              CONNECTICUT CHOICE TELEVISION, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              COMMONWEALTH CHOICE TELEVISION, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              ATLANTIC MICROSYSTEMS, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              HOUSATONIC WIRELESS, INC. SYSTEMS, INC., d/b/a
                                    CAPITAL CHOICE TELEVISION

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              NISKAYUNA ASSOCIATES, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              ONTEO ASSOCIATES, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              NEW YORK CHOICE TELEVISION, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              CAI TRANSACTIONS P, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              CAI TRANSACTIONS W, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              CAI VA TRANSACTIONS, INC.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President


                              CAI CT HOLDINGS CORP.

                              By:   /S/
                                 Name: John J. Prisco
                                 Title: President

                              BANX PARTNERSHIP
                              By:  MMDS Holdings Inc.

                              By:   /S/
                                 Name: Philip R. Marx
                                 Title:   Assistant Secretary

                              By:  NYNEX MMDS Company

                              By:   /S/
                                  Name: Melvin Meskin
                                  Title:  President

                              MMDS HOLDINGS INC.

                              By:   /S/
                                 Name: Philip R. Marx
                                 Title:   Assistant Secretary

                              MMDS HOLDINGS II INC.

                              By:   /S/
                                 Name: Philip R. Marx
                                 Title:  Assistant Secretary

                              NYNEX MMDS COMPANY

                              By:   /S/
                                 Name: Melvin Meskin
                                 Title:  President

                              NYNEX MMDS HOLDING COMPANY

                              By:   /S/
                                 Name: Melvin Meskin
                                 Title:  President